Exhibit 10.4

FUELCELL ENERGY, INC.
THREE GREAT PASTURE ROAD
DANBURY, CONNECTICUT 06813

March 9, 2005

Continental Stock Transfer & Trust Company
17 Battery Place
New York, NY 10004
Attn: Compliance Department

Ladies and Gentlemen:

Reference is hereby made to a Preferred Stock Transfer Agency Agreement between you and the undersigned (the “Prior Agreement”), dated as of November 17, 2004. It is agreed and understood by the parties hereto that the Prior Agreement shall be deemed terminated and of no further force and effect as of the date hereof.

Notwithstanding the foregoing, you will continue to act as transfer agent, registrar, paying agent and conversion agent for the 5% Series B Cumulative Convertible Perpetual Preferred Stock of the undersigned (the “Series B Preferred Stock”).

If a holder of Series B Preferred Stock, as of a particular Dividend Payment Date, delivers an irrevocable notice (an “Election Notice”) to the Transfer Agent, at least 30 days prior to the applicable Dividend Payment Date, the Transfer Agent will deliver the Election Notice to the undersigned and the undersigned will deliver to the Transfer Agent for delivery to or for the account of such holder on the Dividend Payment Date, shares of Common Stock having a value equal to the cash dividend otherwise payable to such holder based on the average of the closing prices of Common Stock over the five trading day period ending on the third business day prior to the applicable Dividend Payment Date. Those shares of Common Stock will be treated as restricted securities, will bear a legend to that effect and will be issued in physical certificated form.

In acting hereunder, each of the parties and their subsidiaries, affiliates, officers, directors and employees shall be entitled to all rights, benefits, protections and indemnities accorded to it hereunder. The Transfer Agent shall not be responsible for any consequential damages as a result of any calculation of dividends hereunder.

Either of the parties may terminate this Agreement by giving to the other party a notice in writing specifying the date of such termination, which shall be not less than 180 days after the date of receipt of such notice.

Prior to termination, the Transfer Agent agrees to provide its full cooperation in the orderly transition of the Services to the undersigned or the undersigned’s designated agent including, but not limited to, packing and preparing for shipment any materials or goods to be transferred; provision of reports, files and similar media necessary for the continuation of such services; and assisting with the implementation and operation of transitional arrangements with respect to the Services.

As used herein, all capitalized terms not otherwise defined shall have the meanings ascribed thereto in the Prior Agreement.

This agreement shall be binding upon the successors and assigns of each of the parties. This agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same agreement. This agreement may not be amended or modified in any manner except by a written agreement duly authorized and executed by both parties. This agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Very truly yours,

FUELCELL ENERGY, INC

By:	/s/ Jerry D. Leitman
Jerry D. Leitman
President and Chief Executive Officer

AGREED AND ACCEPTED:

CONTINENTAL STOCK & TRANSFER COMPANY

By: /s/ William F. Seegraber
William F. Seegraber
Vice President